SCHEDULE 13D/A

CUSIP No: 73935X344

NOTE: In accordance with stated positions of the staff of the Securities and Exchange Commission, Lazard Asset Management no longer intends to file Section 13(d) reports with respect to beneficial ownership of shares of PowerShares Dynamic Technology Fund.

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

05/23/07	728	28.67
05/24/07	-400	28.01
05/29/07	160	28.56
05/30/07	800	28.72
05/31/07	1,000	28.99
06/01/07	685	29.07
06/05/07	90	29.00
06/06/07	44	28.90
06/11/07	225	28.56
06/12/07	1,575	28.40
06/15/07	1,700	28.80
06/22/07	280	28.43
06/28/07	400	28.90
07/02/07	947	28.91
07/03/07	140	28.90
07/05/07	3,390	29.11
07/06/07	-1,735	29.09
07/11/07	2,850	29.38
07/13/07	525	29.50